UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities
Exchange Act of 1934
Date of Report (Date of earliest event reported) April 28, 2003

OLYMPIC RESOURCES LTD.
(Exact name of registrant as specified in its chapter)

Wyoming
(State or other
jurisdiction
of incorporation)
0-30598
(Commission
File Number)
98-0188488
(IRS Employer
Identification No.)

Suite 525, 999 W. Hasting
St. Vancouver, B.C.
(Address of principal
executive offices)
V6C 2W2
(Zip Code)




Registrant's telephone number, including area code:
604 689-1810

__________________________________________________________
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.
SIGNATURES
Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


OLYMPIC RESOURCES LTD.
(Registrant)
Date: April
28, 2003

By: /s/Patrick Forseille

      Name: Patrick Forseille
      Title: Chief Financial Officer



OLYMPIC RESOURCES LTD.


FOR IMMEDIATE RELEASE:		April 29, 2003

Vancouver, Canada/Houston, Texas


OLYMPIC RESOURCES LTD. ANNOUNCES
EXECUTION OF LETTER OF INTENT TO ACQUIRE WHITTIER
ENERGY COMPANY

Olympic Resources Ltd. (OTCBB; OLYR) today announced that it has entered into a Letter of Intent to acquire 100% of the outstanding shares of Whittier Energy Company ("Whittier"), a privately held oil and gas company with operations in Texas and Louisiana. According to the Letter of Intent, Olympic Resources Ltd.
("Olympic") anticipates issuing 666 shares for every one share of Whittier's 100,000 outstanding shares, resulting in a total new issuance of 66.6 million shares or 81.5% of the merged companies.
It is further expected that as part of this transaction, the Company will change its name to Whittier Energy Corporation and the corporate headquarters will be relocated to Houston, Texas.

The proposed transaction is subject to customary conditions, including due diligence, drafting of definitive agreements, regulatory approval and approval by the Boards of Directors of both companies. It is anticipated that this transaction will close in the second or third quarter of 2003.

C. K. Cooper & Company is acting as financial advisor to Olympic.

Daryl Pollock, Olympic's CEO said, " The Whittier
Energy Company has a clear track record of driving shareholder value through a balanced approach of acquisition and exploitation of select exploration projects. The Company is highly regarded and operates several very successful producing properties, each with the potential for further enhancement and, in addition, has a number of key projects targeted as potential future acquisitions. This transaction provides a truly outstanding opportunity for Olympic and its shareholders to significantly increase our stature and position in the oil and gas industry. We are delighted to welcome the Whittier management team to our company as we believe their knowledge, performance record and in-depth experience in the industry will be a major factor in the future success of our company."

Bryce Rhodes, Whittier's Vice President said,
"The Whittier family has a long and successful track record in the oil and gas industry in California dating back to the late 1800's. We believe that this transaction will provide the combined companies with the necessary tools to continue growth through acquisitions and focused exploration. We are excited about this transaction and believe that it will provide for significant value to both companies' shareholders."

Olympic Resources is an independent energy company involved in the exploration and development of oil and natural gas, primarily in California. Whittier Energy Company operates 3 fields in Texas and Louisiana, which produce over 500 bopd and 1 mmcfd. It also has non-operated interests in approximately 10 fields located in the Gulf Coast, Wyoming and California.
Whittier's year-end SEC evaluation indicated a present value discounted at 10% of $17.3 million with proved reserves of 1.8 million barrels equivalent. In addition, Whittier has interests in various oil and gas partnerships and public equities.

Investor Notices
Investors and security holders are advised that a complete information circular is expected to be filed with the Securities and Exchange Commission in connection with this proposed transaction. The circular will contain important information that shareholders should consider before making any decision regarding the merger. Investors and security holders may obtain a free copy of the statement (when available) and other documents filed by the companies with the SEC at the SEC's web site at www.sec.gov.

Olympic Resources Ltd.



Daryl Pollock,  President


WARNING: The Company relies on litigation protection for "forward looking" statements.
Actual results could differ materially from those described in the news release as a result of numerous factors, some of which are outside the control of the Company.